FIRST AMENDMENT
TO
BJ’S WHOLESALE CLUB
ANNUAL INCENTIVE PLAN

A.    The BJ’s Wholesale Club Annual Incentive Plan, as amended (the “Plan”), is hereby amended as follows:

1.         Section 18 is hereby amended by adding the following paragraph:

“All awards granted under this Plan shall be subject to the

Recoupment of Incentive Compensation Policy adopted by the Compensation Committee of the Board on March 3, 2020. The recoupment compensation policy will be applied to any Award that constitutes the deferral of compensation subject to Section 409A of the Code in a manner that complies with the requirements of Section 409A of the Code.”

B.    Except as otherwise amended, the Plan is hereby confirmed in all other respects.

C.    This First Amendment is effective as of January 18, 2021 (the “Effective Date”).